SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant                     [ ]

Filed by a Party other than the Registrant  [x]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-12

                                Biogen Idec Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Carl C. Icahn
                               Alexander J. Denner
                               Richard C. Mulligan
                                 Thomas F. Deuel
                                 David Sidransky
                                    Mayu Sris
                                    Eric Ende
                                 Jeffrey Meckler
                                Icahn Partners LP
                          Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                        Icahn Partners Master Fund III LP
                         High River Limited Partnership
                                 Barberry Corp.
                             Hopper Investments LLC
                                Icahn Offshore LP
                                Icahn Onshore LP
                                Icahn Capital LP
                                   IPH GP LLC
                         Icahn Enterprises Holdings L.P.
                           Icahn Enterprises G.P. Inc.
                                  Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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


     On or about May 15, 2009, the Participants (as defined below), mailed a letter to stockholders of Biogen Idec Inc. The letter is attached hereto as
Exhibit I and is incorporated herein by reference.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, ALEXANDER J. DENNER, RICHARD C. MULLIGAN, THOMAS F. DEUEL, DAVID SIDRANSKY, MAYU SRIS, ERIC ENDE, JEFFREY MECKLER, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, HIGH RIVER LIMITED PARTNERSHIP, BARBERRY CORP. , HOPPER INVESTMENTS LLC, ICAHN OFFSHORE LP, ICAHN ONSHORE LP, ICAHN CAPITAL LP, IPH GP LLC, ICAHN ENTERPRISES HOLDINGS L.P. , ICAHN ENTERPRISES G.P. INC., BECKTON CORP. (COLLECTIVELY, THE "PARTICIPANTS") AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF BIOGEN IDEC INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO STOCKHOLDERS OF BIOGEN IDEC INC. FROM THE PARTICIPANTS AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT
HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT II HERETO.

                                                                       EXHIBIT I


May 15, 2009


Dear Biogen Idec Stockholder:

We believe Biogen Idec is a company with valuable assets that has failed to achieve its full potential. The company faces several challenges including an R&D organization that needs reinvigoration, a key product that has ceded market leadership and market share, and a cost structure that needs examination. Additionally, the board needs to evaluate the possibility of separating assets in order to enhance value. Biogen Idec's ability to successfully address these and other challenges would improve from the fresh perspective of our experienced and qualified director nominees who helped create substantial value at ImClone Systems.

We believe leadership has failed on many fronts:

     o    The Biogen - IDEC merger created little equity value
     o    Five year stock performance has trailed peer group
     o    Avonex has lost US multiple sclerosis market leadership
     o    Biogen Idec has failed to manage the Avonex product lifecycle
     o    TYSABRI is not achieving management's goals
     o    Research and development productivity is the worst in the peer group
     o    Product pipeline has failed to show meaningful progress
     o    Biogen Idec has launched no new drugs since 2004
     o    In the past five years, there have been few in-licensing deals

Recall, that in 2003, CEO Jim Mullen claimed that the Biogen-IDEC merger established a "biotechnology leader" that would "create sustainable shareholder value beyond what either company could achieve separately." We do not believe this has occurred. Rather than creating sustainable shareholder value, the company has lost its US market leadership in MS - the most significant therapeutic area for the company. While other companies are discovering, licensing and developing new, innovative drugs, Biogen Idec has accomplished little in acquiring new compounds or advancing their product pipeline. The company has not launched a new product since 2004!

Biogen Idec currently faces a host of challenges. They include reinvigorating a stagnant research and development organization with a view towards optimizing the pipeline. Avonex continues to lose share in the US multiple sclerosis market. The cost structure needs examination as the company's profitability excluding Rituxan lags the peer group. Biogen Idec's ability to successfully address these and other challenges would improve from the fresh perspective of our experienced and qualified director nominees. Our experienced director nominees successfully helped effect change at ImClone Systems which resulted in substantial value creation. We believe the ImClone and Biogen Idec situations are analogous and drawing upon our ImClone experience will benefit all Biogen Idec stockholders.

Our four nominees were a driving force in the board making the much needed changes at ImClone. Specifically, the board recharged partner relations, optimized the cost structure, rebuilt the product pipeline, settled litigation, and improved the culture. Our board initiated dialogue and led negotiations with ImClone's main partner, Bristol-Myers Squibb, ultimately leading to new agreement that expanded Erbitux's development with no change to ImClone economics. Our board reallocated costs, shifting SG&A spending by expanding the sales force for tactical reasons while reducing overhead costs, contributing to margin expansion and substantial free cash flow growth. Our board rebuilt the product pipeline after conducting an extensive top-down review of the pipeline. Our board significantly increased investments in particularly promising candidates while cancelling programs where the return on investment was poor. Our board settled litigation, removing a substantial overhang from the valuation of ImClone. Lastly, our board took steps to institute a new culture by establishing a new strategic direction and commitment for the company.

We believe our director nominees' successful experience at ImClone could be very helpful to the Biogen Idec board. In addition to drawing upon our ImClone experience in the previously mentioned areas, as Biogen Idec board members we would study whether separating assets into neurology-focused and cancer-focused companies will enhance value.

In summary, we believe current Biogen Idec leadership has failed to achieve the company's full potential. The quality of board and management are especially crucial today. Electing our qualified and experienced directors could help maximize shareholder value.

Regards,


Alex Denner, Ph.D.                                       Richard Mulligan, Ph.D.
Thomas Deuel, M.D.                                       David Sidransky, M.D.

                                                                      EXHIBIT II

                                  PARTICIPANTS

     The participants in the solicitation of proxies (the "Participants") from stockholders of Biogen Idec Inc. ("Biogen" or the "Corporation") include the following: Mr. Carl C. Icahn, Icahn Partners LP, a Delaware limited partnership ("Icahn Partners"), Icahn Partners Master Fund LP, a Cayman Islands limited partnership ("Icahn Master"), Icahn Partners Master Fund II LP, a Cayman Islands limited partnership ("Icahn Master II"), Icahn Partners Master Fund III LP, a Cayman Islands limited partnership ("Icahn Master III"), High River Limited Partnership, a Delaware limited partnership ("High River"), Barberry Corp., a Delaware corporation ("Barberry"), Hopper Investments LLC, a Delaware limited liability company ("Hopper"), Beckton Corp., a Delaware corporation ("Beckton"), Icahn Enterprises G.P. Inc., a Delaware corporation ("Icahn Enterprises GP"), Icahn Enterprises Holdings L.P., a Delaware limited partnership ("Icahn Enterprises Holdings"), IPH GP LLC, a Delaware limited liability company ("IPH"), Icahn Capital LP, a Delaware limited partnership ("Icahn Capital"), Icahn Onshore LP, a Delaware limited partnership ("Icahn Onshore"), Icahn Offshore LP, a Delaware limited partnership ("Icahn Offshore"), Dr. Alexander J. Denner, Dr. Richard C. Mulligan, Dr. Thomas Deuel, Dr. David Sidransky, Mr. Mayu Sris, Dr. Eric Ende and Mr. Jeffrey Meckler.

     The address of Icahn Partners, High River, Barberry, Hopper, Icahn Enterprises GP, Icahn Enterprises Holdings, Beckton, IPH, Icahn Capital, Icahn Onshore and Icahn Offshore is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601. The address of Icahn Master, Icahn Master II and Icahn Master III is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands. Mr. Icahn's, Dr. Denner's, Mr. Sris', Dr. Ende's and Mr. Meckler's business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153. Dr. Mulligan's business address is Harvard Gene Therapy Initiative, Harvard Institutes of Medicine, Suite 407, 4 Blackfan Circle, Boston, MA 02115. Dr. Deuel's business address is The Scripps Research Institute, MEM 268, 10550 North Torrey Pines Road, La Jolla, CA 92037. Dr. Sidransky's business address is Johns Hopkins University - Cancer Research Building II, 1550 Orleans Street, Suite 503, Baltimore, MD 21231.

     Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III and High River (collectively, the "Icahn Parties") are entities controlled by Mr. Icahn. Dr. Denner and Mr. Sris. are employees and/or officers and directors of the Icahn Parties and various other entities controlled by Mr. Icahn who may also participate in soliciting proxies from Biogen Stockholders. Dr. Ende and Mr. Meckler are consultants hired by the Icahn Parties. Dr. Denner, Mr. Sris, Dr. Ende and Mr. Meckler do not own beneficially any interest in securities of Biogen. Neither Dr. Denner nor Mr. Sris will receive any special compensation in connection with the solicitation of proxies. In connection with his employment by Mr. Icahn and his affiliated companies, Dr. Denner, among other employees, has a participatory interest in the profits and fees derived by Mr. Icahn and/or his affiliated entities from Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III (collectively, the "Funds"). Because only a portion of such profit interests are distributed and because of their other investments in the Funds, Dr. Denner also has capital accounts in the Funds. Generally, in the aggregate, Dr. Denner's profit interests and capital accounts in the Funds entitle him to less than 2% of the profits generated by the Funds. Dr. Ende and Mr. Meckler are independent consultants retained by the Icahn Parties to solicit proxies and provide consulting services relating to this solicitation, and another solicitation of proxies by the Icahn Parties, as well as general consulting services relating to other investments by the Icahn Parties. Assuming the Annual Meeting of Biogen and the annual meeting relating to the other solicitation are each held in May and further assuming each contest is successful, the consulting agreements referenced herein may provide for payments to Dr. Ende and Mr. Meckler of up to approximately $325,000 in the aggregate.

     None of Dr. Richard C. Mulligan, Dr. Thomas Deuel or Dr. David Sidransky own beneficially any interest in the securities of Biogen. Each of Dr. Richard
C. Mulligan, Dr. Thomas Deuel and Dr. David Sidransky have an interest in the election of directors at the Biogen 2009 Annual Meeting of Stockholders pursuant to a Nominee Agreement among each of Dr. Richard C. Mulligan, Dr. Thomas Deuel and Dr. David Sidransky and the Icahn Parties, pursuant to which the Icahn Parties have agreed to pay each of Dr. Richard C. Mulligan, Dr. Thomas Deuel and Dr. David Sidransky a fee of $25,000.

     Barberry is the sole member of Hopper, which is the general partner of High River. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Holdings. Icahn Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Icahn Capital is the general partner of each of Icahn Onshore LP and Icahn Offshore. Icahn Onshore is the general partner of Icahn Partners. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Each of Barberry and Beckton is 100 percent owned by Carl C. Icahn. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Parties.

     As of 5:00 p.m. Eastern Standard Time on May 14, 2009, the Icahn Parties may be deemed to beneficially own, in the AGGREGATE, 16,075,256 shares of common stock, par value $.0005 per share, issued by Biogen (the "Shares"), representing approximately 5.57% of the Corporation's outstanding Shares (based upon the 288,541,467 Shares stated to be outstanding as of April 6, 2009 by the Corporation in the Corporation's Proxy Statement filed with the Securities and Exchange Commission on April 27, 2009).

     High River has sole voting power and sole dispositive power with regard to 3,215,051 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 4,532,847 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 5,888,807 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 1,761,077 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 677,474 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

     Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, are deemed to beneficially own the Shares which High River directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, are deemed to beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, Icahn Master II and Icahn Master III, are deemed to beneficially own the Shares which Icahn Master, Icahn Master II and Icahn Master III directly beneficially own.